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                                                                    EXHIBIT 10.1



PAREXEL INTERNATIONAL CORPORATION
195 WEST STREET
WALTHAM, MA 02154


December 30, 1996


Mr. James M. Karis
8 Cicero Lane
Austin, Texas  78746


Dear Jim:

This letter confirms our offer to you for the position of Chief Operating Officer, President of Worldwide Research Operations, for PAREXEL International Corporation. You will be based in our Waltham office and will report to Josef von Rickenbach, Chairman, President and CEO, with a start date of December 31, 1996. The terms of this offer are defined below:

SALARY AND INCENTIVE COMPENSATION
---------------------------------

* Your semi-monthly salary will be $10,000.00. Our company policy is to review employees annually, however, you will receive a six month review of your performance.

* In addition, you will be eligible to receive a bonus of up to 40% of your annual salary in accordance with the provisions of PAREXEL's Management Incentive Plan FY97. In FY97, the bonus will be paid quarterly and pro-rated based on your start date in your first full quarter of employment.

* Subject to the approval of the Stock Option Committee of the Board of Directors of PAREXEL, you will receive an option to purchase 35,000 shares of PAREXEL's Common Stock, at an exercise price equal to the fair market value per share of PAREXEL's Common Stock on the date of grant. The option will vest and become exercisable in accordance with the provisions set forth in the applicable stock option agreement and, subject to the approval of the Stock Option Committee, the stock option agreement will contain provisions with respect to accelerated vesting in the event of a change in control of PAREXEL resulting from a merger or consolidation of PAREXEL with or into another corporation or the sale of all or substantially all of PAREXEL's assets in which your employment is terminated or you are not offered a comparable position with the successor company, all as more fully set forth in the stock option agreement.


BENEFITS
--------

PAREXEL presently offers a benefits package including health, dental, life and disability insurance. PAREXEL's Group Term Life Insurance Plan provides a benefit of two times earnings (earnings include salary and commissions but not bonuses) to a maximum coverage of






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James M. Karis                    Page 2                      December 30, 1996



$300,000.00. PAREXEL also offers a 401(k) program that allows immediate participation by new employees. Participants may contribute up to 15% of salary (capped at $9,240.00) and PAREXEL will match up to 3% of salary to a maximum of $3,000.00 annually. You will be eligible for four weeks vacation in your first year, with additional weeks added based on completed years of employment (capped at five weeks). We offer seven paid holidays with four additional paid floating holidays.

PAREXEL also offers an Employee Stock Purchase Plan (ESPP) to all regular employees working more than 20 hours/week enabling them to purchase shares of PAREXEL Common Stock at a discount through payroll deductions. The Company is quoted on the Nasdaq National Market under the symbol "PRXL". Employees are eligible to enroll at the beginning of each ESPP payment period in March and September.


RELOCATION
----------

PAREXEL will provide you and your family with the following relocation assistance:

* A total relocation assistance payment of $100,000.00 to cover such items as:

          -    Legal fees for selling your current residence.

          -    Commissions on the sale of your current residence.

          - Costs associated with the purchase of a new home in Massachusetts, including legal fees, deed recording fees, tax and title search, title insurance and administration costs of securing a loan.

          - Cost of transportation of household goods and personal possessions from Texas to Massachusetts.

     This relocation assistance will be provided to you as follows:

          - $20,000.00 will be paid following completion of ninety days of employment.

          - $40,000.00 will be paid upon the closing of the sale of your current residence in Austin, Texas.

          - $40,000.00 will be paid upon the closing of the purchase of a new home in Massachusetts.

* PAREXEL will provide you with up to six (6) round-trip airline tickets to Austin, Texas to visit with your family prior to their relocation.

* PAREXEL will provide you with $1,000.00 a month for a period of up to nine months towards your temporary housing in Massachusetts.






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James M. Karis                    Page 3                      December 30, 1996



The payment for some of these expenses may be considered compensation, thus affecting your taxable income. The company will work with you to minimize overall taxation. You may want to seek financial assistance with the preparation of your annual tax return. Should you terminate your employment at PAREXEL within twelve (12) months of your employment start date, you will be required to repay in full the relocation assistance payment provided to you by PAREXEL.

In the event that your employment at PAREXEL is terminated by PAREXEL other than for cause, you will be entitled to receive six (6) months of salary continuation at your base rate in effect at the time of termination. Such payments shall be subject to all applicable federal, state and local taxes.

We are pleased that you have accepted our offer of employment and look forward to working with you and assisting you in contributing to the organization. As a condition of your employment, you will be required to sign a "Key Employee Agreement" on your first day of employment. PAREXEL's Key Employee Agreement contains provisions related to, among other things, confidentiality, inventions, developments and non-competition. In addition, you will be required to abide by PAREXEL's "Statement of Company Policy Regarding Insider Trading." Please find attached a copy of our Key Employee Agreement and Statement of Company Policy Regarding Insider Trading.

If you have any questions in the interim, please feel free to contact me at
(617) 487-9900.
Sincerely,


/s/  Josef H. von Rickenbach

Josef von Rickenbach
Chairman, President and CEO





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